Exhibit 10.20

October 5, 2021

VIA EMAIL

Adeel Khan

Dear Adeel,

It is our pleasure to offer you the position of Executive Vice President, Chief Financial Officer, and Corporate Secretary of PS Business Parks, Inc. (the “Company”).  Your employment and compensation package will be as follows:

Title, Duties, Authority: Executive Vice President, Chief Financial Officer, and Corporate Secretary.

Reporting to: Dan “Mac” Chandler, III, President and Chief Executive Officer (the “CEO”).

Start Date: To be mutually agreed upon, but in no event later than January 10, 2022.

Place of Employment: Glendale, California.

Base Salary: $425,000 annual base salary (the annual base salary as adjusted from time to time, the “Base Salary”).   The Base Salary will be payable in accordance with the Company’s normal payroll practices (no less frequently than bi-monthly), with such deductions and withholdings as are required by law.

Target Annual Cash Incentive: You will be eligible to participate in our annual cash incentive program, with an annual target award level equal to 100% of your Base Salary.  Except as set forth herein, your participation in our annual cash incentive program will be subject to the provisions of the program for the relevant performance period as approved annually by the Compensation Committee of the Board.   The Company’s annual cash incentive program is discretionary, and the Company has the right to modify the program unilaterally.  The Company will pay any annual cash incentive award in accordance with the Company’s normal payroll practices with respect to such annual cash incentive, and with such deductions and withholdings as are required by law.

Annual Equity Incentive Plan Target: You will be eligible to participate in our annual performance equity incentive plan, as approved by the Compensation Committee, beginning in the 2022 performance year.   Your annual target award will be no less than the share-equivalent number of restricted stock units (“RSUs”) equal to $800,000, based on the trailing 90-day closing share price average on December 31 prior to the performance year.  RSUs earned on satisfaction of performance conditions will vest in five equal installments, with the first installment vesting on the date the Compensation Committee determines the RSUs have been earned or otherwise designates (after the end of the performance year) and annually thereafter, provided you remain employed through the applicable vesting dates.  The annual equity award grant of RSUs will be subject to the terms of (a) the applicable performance equity incentive plan for the relevant performance period as approved by the Compensation Committee of the Board; (b) the PS Business Parks, Inc. 2012 Equity and Performance-Based Incentive Compensation Plan (“2012 Plan”) (or any applicable equity plan then in effect); and (c) the Company’s related standard award agreements.  You will also receive dividend-equivalent rights on earned RSUs.  The Company’s performance equity incentive plan is discretionary, and the Company has the right to modify the plan unilaterally.

One-time Sign-on Equity Award: Upon your Start Date (or promptly thereafter), you will receive a one-time RSU award having a value on the grant date equal to $500,000 (the “Sign-On Award”), based on the trailing 90-day closing share price average on the grant date.  The Sign-On Award will vest ratably over 5 years, beginning on the first anniversary of your Start Date, provided you remain employed through the applicable vesting dates.  You will receive dividend-equivalent rights on these RSUs.  These RSUs will be subject to the terms of the 2012 Plan and the Company’s related standard award agreement.

Payments upon Termination: You agree that your employment is “at will.”  Either you or the Company may terminate your employment at any time with cause or without cause, for any reason or no reason, for your convenience or for PSBP's convenience, and without prior notice.

Upon termination of your employment for any reason, you will receive payment for any unpaid Base Salary through the date of termination;  reimbursement for any unreimbursed business expenses incurred through the date of termination; any accrued but unused vacation time; and all other payments, benefits or fringe benefits to which you may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or hereunder or as required by applicable law.

Benefits: The Company offers a comprehensive benefits package to its employees including medical, dental, vision, life insurance, disability insurance, a flexible spending plan, and 401(k). You are eligible for participation in these plans on the 1st of the month following thirty (30) days of employment. You will receive standard benefits as provided to you separately.

Vacation: You will be entitled to three weeks of paid vacation per year (as prorated for partial years), sick time, and holidays pursuant to the terms of the Company’s vacation policy as may exist from time to time.

Business Expenses: Subject to applicable Company policies, you will be reimbursed for all out-of-pocket business, travel, marketing, entertainment and other similar expenses incurred in the performance of your duties on behalf of the Company, consistent with Company policies.

Code Section 409A: This letter agreement is intended to comply with Internal Revenue Code Section 409A and the regulations promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision hereof, payments provided under hereunder may only be made in a manner that complies with Section 409A or an applicable exemption. Any payments under this letter agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from

Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this letter agreement shall be treated as a separate payment. Any payments to be made under this letter agreement upon a termination of employment that are considered “nonqualified deferred compensation” for purposes of Section 409A shall only be made upon a “separation from service” under Section 409A. Notwithstanding any other provision of this letter agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of your termination of employment or, if earlier, on your death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month of your termination of employment shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this letter agreement shall be provided in accordance with the following (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this letter agreement shall not be subject to liquidation or exchange for another benefit.

Outside Service: You shall devote all necessary working time, ability, and attention to the business of the Company during your employment and you shall not, directly or indirectly, render any material services to any business, corporation, or organization, whether for compensation or otherwise, that potentially interferes or conflicts with your service or fiduciary duties to the Company, without the prior knowledge and consent of the CEO and the Board of Directors.

Governing Law: This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

Amendment: The parties agree that the terms of this letter may not be amended, modified or waived, in whole or in part, except in a writing executed by both parties and subject to any necessary or prudent approvals as the Company may deem necessary in its sole discretion.

Contingent Offer: This offer is contingent upon completion of a satisfactory background investigation, drug screen (to the extent permitted by law), and appointment by the Board of Directors.

We look forward to welcoming you to the Company. Your qualifications and leadership will be a valuable addition to our team. Please contact me if you have any questions.

Regards,

/s/ Dan M. Chandler, III

Dan M. Chandler, III

President and Chief Executive Officer

PS Business Parks, Inc.

Accepted:

October 5, 2021/s/ Adeel Khan

DateAdeel Khan